SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Falcon Minerals Corporation
(Name of Issuer)

Class A Common Stock, par value $0.0001
(Title of Class of Securities)

30607B109
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]	Rule 13d-1(b)

[ ]	Rule 13d-1(c)

[ ]	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of such Act but shall be subject to all other provisions of such Act.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE Hedge Asset Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,505,253*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,505,253*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,505,253*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%**
12	TYPE OF REPORTING PERSON IA
*
Comprised of common shares held by HITE Hedge LP, HITE MLP LP, HITE Hedge QP LP, HITE MLP Advantage LP, HITE Energy LP, and HITE Hedge Offshore Ltd., for all of which HITE Hedge Asset Management LLC is the investment adviser.

**
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS James M. Jampel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,505,253*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,505,253*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,505,253*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%**
12	TYPE OF REPORTING PERSON IN
*
Comprised of common shares held by HITE Hedge LP, HITE MLP LP, HITE Hedge QP LP, HITE MLP Advantage LP, HITE Energy LP, and HITE Hedge Offshore Ltd., for all of which HITE Hedge Asset Management LLC is the investment adviser.

**
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE Hedge LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 752,203
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 752,203
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 752,203
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%*
12	TYPE OF REPORTING PERSON PN
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE MLP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 532,754
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 532,754
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 532,754
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%*
12	TYPE OF REPORTING PERSON PN
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE Hedge QP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 910,674
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 910,674
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 910,674
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%*
12	TYPE OF REPORTING PERSON PN
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE MLP Advantage LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 204,513
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 204,513
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,513
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%*
12	TYPE OF REPORTING PERSON PN
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE Energy LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 312,631
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 312,631
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 312,631
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%*
12	TYPE OF REPORTING PERSON PN
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

CUSIP No. 30607B109
1	NAME OF REPORTING PERSONS HITE Hedge Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,792,478
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,792,478
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,792,478
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%*
12	TYPE OF REPORTING PERSON CO
*
Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

Item 1(a).	Name of Issuer:

Falcon Minerals Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

510 Madison Avenue, 8th Floor
New York, NY 10022

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed by: HITE Hedge Asset Management LLC James M. Jampel HITE Hedge LP HITE MLP LP HITE Hedge QP LP HITE MLP Advantage LP HITE Energy LP HITE Hedge Offshore Ltd.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each Reporting Person is: 300 Crown Colony Drive Suite 108 Quincy, MA 02169

Item 2(c).	Citizenship:

HITE Hedge Asset Management LLC is a Delaware limited liability company
James M. Jampel is a citizen of the United States
HITE Hedge LP is a Delaware limited partnership
HITE MLP LP is a Delaware limited partnership
HITE Hedge QP LP is a Delaware limited partnership
HITE MLP Advantage LP is a Delaware limited partnership
HITE Energy LP is a Delaware limited partnership
HITE Hedge Offshore Ltd. is a Cayman Islands exempted company

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.0001

Item 2(e).	CUSIP Number:

30607B109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d‑1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with § 240.13d‑1(b)(1)(ii)(G);

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k) ☒	Group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution.

Item 4.	Ownership.

(a)	Amount beneficially owned:

HITE Hedge Asset Management LLC: 5,505,253 shares
James M. Jampel: 5,505,253 shares
HITE Hedge LP: 752,203 shares
HITE MLP LP: 532,754 shares
HITE Hedge QP LP: 910,674 shares
HITE MLP Advantage LP: 204,513 shares
HITE Energy LP: 312,631 shares
HITE Hedge Offshore Ltd.: 2,792,478 shares

(b)	Percent of class:

HITE Hedge Asset Management LLC: 12.0%
James M. Jampel: 12.0%
HITE Hedge LP: 1.6%
HITE MLP LP: 1.2%
HITE Hedge QP LP: 2.0%
HITE MLP Advantage LP: 0.4%
HITE Energy LP: 0.7%
HITE Hedge Offshore Ltd.: 6.1%

Percentage ownership is based upon 45,950,716 shares of Class A Common Stock, par value $0.0001 per share, issued and outstanding as of November 6, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2019.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote:
HITE Hedge Asset Management LLC: 5,505,253 shares
James M. Jampel: 5,505,253 shares
HITE Hedge LP: 752,203 shares
HITE MLP LP: 532,754 shares
HITE Hedge QP LP: 910,674 shares
HITE MLP Advantage LP: 204,513 shares
HITE Energy LP: 312,631 shares
HITE Hedge Offshore Ltd.: 2,792,478 shares

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of:
HITE Hedge Asset Management LLC: 5,505,253 shares
James M. Jampel: 5,505,253 shares
HITE Hedge LP: 752,203 shares
HITE MLP LP: 532,754 shares
HITE Hedge QP LP: 910,674 shares
HITE MLP Advantage LP: 204,513 shares
HITE Energy LP: 312,631 shares
HITE Hedge Offshore Ltd.: 2,792,478 shares

Mr. Jampel disclaims beneficial ownership of the securities.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

For a list of the members of the group filing this Schedule 13G, refer to Exhibit A hereto.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES
After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  February 13, 2020
HITE Hedge Asset Management LLC

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Managing Member

Individual

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel

HITE Hedge LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE MLP LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Hedge QP LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE MLP Advantage LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Energy LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Hedge Offshore Ltd.

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

LIST OF EXHIBITS
Exhibit No.	Description

A	Group Members

B	Joint Filing Agreement

Exhibit A
Group Members

HITE Hedge Asset Management LLC
James M. Jampel
HITE Hedge LP
HITE MLP LP
HITE Hedge QP LP
HITE MLP Advantage LP
HITE Energy LP
HITE Hedge Offshore Ltd.

Exhibit B
Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a single statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.0001, of Falcon Minerals Corporation, a Delaware corporation, and that this Agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2020.

HITE Hedge Asset Management LLC

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Managing Member

Individual

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel

HITE Hedge LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE MLP LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Hedge QP LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE MLP Advantage LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Energy LP

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager

HITE Hedge Offshore Ltd.

By:	HITE Hedge Capital LP, its General Partner

	By:	HITE Hedge Capital LLC, its General Partner

By: /s/ James E. Conant, Attorney-in-Fact for James M. Jampel, Manager